Exhibit 2

INVESTMENT AGREEMENT

among

NIS GROUP CO., LTD.

as Issuer,

and

TPG VISION UPPER I, LTD.

as Subscriber

Dated as of December 10, 2007

i

ii

iii

INVESTMENT AGREEMENT

This Investment Agreement (this “Agreement”) is entered into as of December 7, 2007 by and between NIS Group Co., Ltd. (“Issuer”) and TPG Vision Upper I, Ltd. (“Subscriber”). The terms which are capitalized herein shall have the meanings set forth in Section 7.1 unless the context shall otherwise require.

WHEREAS, Issuer has entered into that certain Bridge Loan Credit Agreement, dated as of the date hereof (the “Bridge Loan Agreement”), by and between Issuer and TPG Asia V, L.P. and Newbridge Asia IV, L.P. (collectively, the “Lenders”), pursuant to which Issuer shall borrow from Lenders an aggregate principal amount of ten billion yen (¥10,000,000,000);

WHEREAS, Issuer wishes to issue and allot to Subscriber certain new shares of Common Stock, and Subscriber wishes to subscribe for such shares, on the terms and conditions set forth herein;

WHEREAS, in consideration of the transactions contemplated herein, Issuer desires to issue to Subscriber a number of warrants, dated as of the Closing Date, each providing Subscriber with an option to subscribe for in the aggregate the number of shares of Common Stock equal to eight and three quarters percent (8.75%) of the number of shares of Common Stock issued to Subscriber pursuant to this Agreement (rounded up and down to the nearest investment unit), each at the Exercise Price (as defined in the Warrant); and

WHEREAS, simultaneously with entering into this Agreement, Subscriber and Nissin China Holdings, LLC, a Delaware limited liability company (“HoldCo”), a wholly-owned subsidiary of Issuer, are entering into that certain Subscription Agreement (the “HoldCo Agreement”), whereby HoldCo has agreed to issue and allot to the subscriber therefor, four hundred (400) Common Membership Units and one hundred (100) Series A Convertible Preferred Membership Units of HoldCo, for an aggregate purchase price of one hundred and two million five hundred thousand dollars ($102,500,000), subject to the terms and conditions set forth therein;

WHEREAS, it is a condition to the consummation of the Transactions that Issuer obtain the affirmative vote of at least sixty-six and two thirds percent (66 2/3%) of the voting rights of shareholders in attendance of the Shareholders Meeting, with a quorum of at least one third (1/3) of the outstanding shares of Issuer’s Common Stock.

NOW, THEREFORE, in consideration of the mutual premises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the Parties hereto agree as follows:

SECTION 1. ISSUANCE AND SUBSCRIPTION OF THE SHARES

Section 1.1 Issuance and Subscription of Shares. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, Issuer agrees to issue and allot to the Subscriber, and Subscriber agrees to subscribe for and make payment for, on the Closing Date, for a payment price (haraikomi kingaku) of twenty billion Japanese yen (¥20,000,000,000) (the “Purchase Price”) payable in cash at the Closing, that number of shares of Common Stock (the “Shares”) equal to the Purchase Price divided by a price per share (the “Per Share Price”) equal to the lesser of (i) two hundred and fifty yen (¥250) per share and (ii) ninety percent (90%) of the Volume Weighted Average Price; provided, however, that in no event shall such Per Share Price be lower than two hundred yen (¥200); provided, further that the such number of Shares so issued shall be rounded up and down to the nearest investment unit.

Section 1.2 Terms and Conditions of Warrants. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, Issuer agrees to issue and allot to Subscriber on the Closing Date, in consideration of the transactions contemplated herein, a number of warrants (collectively, the “Warrants”)  equal to the number of Shares issued to Subscriber in accordance with Section 1.1, divided by one hundred (100), and providing, in the aggregate, the right to acquire the number of shares of Common Stock equal to eight and three quarters percent (8.75%) of the number of Shares issued to Subscriber in accordance with Section 1.1, at a per share price equal to the Exercise Price, pursuant to the Terms and Conditions of Warrant attached hereto as Attachment 1 (the “Conditions”).

SECTION 2. CLOSING DATE; DELIVERY; PAYMENT

Section 2.1 Closing Date. The sale and issuance of the Securities by Issuer to Subscriber (the “Closing”) shall take place at the Tokyo offices of Skadden, Arps, Slate, Meagher & Flom LLP, at 11:00 a.m., Tokyo time on February 20, 2008 unless another date or place is agreed in writing by each of the Parties (such date, the “Closing Date”).

Section 2.2 Issuance of the Shares. At the Closing, Issuer shall issue the Shares and the Subscriber shall notify the Issuer of its desire not to receive the share certificates representing the Shares. The Issuer, upon written request of the Subscriber, will deliver or cause to be delivered to Subscriber one or more certificates, in such denominations and registered in such name or names as Subscriber may designate by notice to Issuer, representing the Shares.

Section 2.3 Issuance of the Warrants. At the Closing, Issuer will issue the Warrants and shall deliver or cause to be delivered to Subscriber or its nominees, certificates of the Warrants.

Section 2.4 Payment of the Purchase Price. At the Closing, Subscriber shall pay or cause to be paid to Issuer an amount equal to the Purchase Price by wire transfer of immediately available funds to an account designated by Issuer (such designation to be made no later than three (3) Business Days prior to the Closing Date).

Section 2.5 Use of Proceeds. Issuer hereby covenants that it will use the proceeds from the issuance of the Shares to Subscriber to repay Issuer’s obligations pursuant to the Bridge Loan Agreement, with the balance to be used for working capital purposes.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF ISSUER

Subject to those disclosures set forth in the Disclosure Schedule as updated pursuant to Section 5.5(a), Issuer represents and warrants to Subscriber that all of the statements contained in this Section 3 are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing as though made on the Closing . Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by specific and clear reference to, or has been grouped under a heading referring to, a specific individual section or a part of such section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such section or part of such section. In the event of any inconsistency between statements in the body of this Agreement and statements in the Disclosure Schedule (excluding exceptions expressly set forth in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control. The Disclosure Schedule may be in the Japanese or the English language, provided, however, that no later than three (3) weeks following the date hereof, Issuer shall deliver to Subscriber an English translation of any portion of the Disclosure Schedule that is in the Japanese language.

Section 3.1 Status. Issuer is a joint stock corporation (kabushiki kaisha) duly organized and validly existing under the laws of Japan, and has full power and authority to conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

Section 3.2 Authorization. Issuer has full power and authority to execute and deliver this Agreement and the Other Transaction Documents to which Issuer is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Other than the Shareholder Approval, the execution, delivery and performance of this Agreement and the Other Transaction Documents to which Issuer is a party by Issuer, and the consummation of the Transactions, have been duly authorized by all requisite corporate action of Issuer, including the unanimous approval of the Transaction by the board of directors of the Issuer. Other than the Shareholder Approval, no vote of, or consent by, the holders of any class or series of Capital Stock issued by Issuer is necessary to authorize the execution and delivery by Issuer of this Agreement or the Other Transaction Documents to which Issuer is a party or for the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Issuer and constitutes, and upon its execution of each of the Other Transaction Agreements to which it is a party shall constitute, the legal, valid and binding obligations of Issuer enforceable against it in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights or rules of law governing specific performance, injunctive relief or other equitable remedies.

Section 3.3 No Conflicts. Except as set forth in the Disclosure Schedule, the execution, delivery and performance by Issuer of this Agreement and the Other Transaction Documents to which Issuer is a party, and the consummation of the Transactions, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination or amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of Issuer under, (a) any Law applicable to Issuer or any of its properties or assets, (b) any provision of any of the Organizational Documents of Issuer or (c) any Material Agreement.

Section 3.4 No Approvals or Consents. Except as set forth in the Disclosure Schedule, other than the Shareholder Approval, no Governmental Approval or other Consent is required to be obtained by Issuer or any of its Subsidiaries (or, to Issuer’s knowledge, any third party) or is required in connection with the execution and delivery of this Agreement or the Other Transaction Documents and the consummation of the Transactions.

Section 3.5 Valid and Binding Obligations. Subject to the Shareholder Approval, the Warrants have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of Issuer entitled to the benefits provided in this Agreement and the Warrants.

Section 3.6 Capitalization.

(a) Stock. As of the date hereof: (i) the authorized capital of Issuer consists of 384,000,000 shares of common stock (“Common Stock”), of which 139,634,600 shares are issued and outstanding and 6,259,750 shares are issued and held in the treasury of Issuer, (ii) there is no Voting Debt of Issuer or any of its Subsidiaries issued and outstanding, and (iii) all of the outstanding shares of Common Stock are validly issued, fully paid and non-assessable, and were issued in compliance with all applicable Laws (including all applicable securities Laws) and the Organizational Documents. Subject to the Shareholder Approval, immediately after the Closing Date: (i) the authorized capital of Issuer shall consist of 384,000,000 shares of Common Stock, of which a number within the range of 219,634,000 to 239,634,000 shares shall be issued and outstanding and 6,259,750 shares shall be issued and held in the treasury of Issuer (not including shares issued upon exercise of options pursuant to the Option Plans and purchase or sale of fractional shares); (ii) there shall be no Voting Debt of Issuer or any of its Subsidiaries issued and outstanding, and (iii) all of the outstanding shares of Common Stock shall be validly issued, fully paid and non-assessable, and shall have been issued in compliance with all applicable Laws (including all applicable securities Laws) and the Organizational Documents.

(b) Employee, Director and Consultant Options. An aggregate of 625,420 shares of Common Stock are reserved for issuance under the Option Plans, of which options to purchase 625,420 of such shares of Common Stock have been granted and are currently outstanding and held by such employees, directors and consultants of Issuer and its Subsidiaries and in such amounts as indicated in the Disclosure Schedule.

(c) Other Securities. Except as indicated in the Disclosure Schedule, there are no outstanding warrants, options, conversion privileges, preemptive rights or other rights or agreements to purchase or otherwise acquire from Issuer or any of its Subsidiaries any equity securities of Issuer or any of its Subsidiaries nor any agreements to issue such rights. To Issuer’s knowledge, except as otherwise disclosed in the Disclosure Schedule and other than the pursuant to the Other Transaction Documents, there are no voting trusts or agreements, shareholders agreements, pledge agreements, buy-sell agreements, rights of first refusal or proxies relating to any securities of Issuer or any of its Subsidiaries to which any of them is subject or a party or to which any shareholder, officer, director or Affiliate of Issuer or any of its Subsidiaries is subject or a party.

(d) Shares. Subject to the Shareholder Approval, the Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be (i) validly issued, (ii) fully paid and nonassessable, and (iii) free and clear of all Liens.

(e) Warrant Stock. Issuer represents, warrants, and covenants that it shall provide, free from preemptive rights, out of its authorized but unissued shares, sufficient shares of Common Stock to provide for the issuance of Warrant Stock from time to time pursuant to the Warrants. Issuer represents, warrants, and covenants that, subject to the Shareholder Approval, all Warrant Stock have been duly authorized and reserved, and when issued and delivered, will be (i) validly issued, (ii) fully paid and nonassessable, (ii) free and clear of all Liens and (iii) newly issued shares that have never been held as treasury stock.

Section 3.7 Subsidiaries. The Disclosure Schedule sets forth the name, jurisdiction of incorporation and authorized and outstanding Capital Stock of each of the Subsidiaries of Issuer and the jurisdictions in which each of the Subsidiaries of Issuer is qualified to do business. Other than as set forth in the Disclosure Schedule, all the outstanding Capital Stock of each of the Subsidiaries of Issuer is owned directly or indirectly by Issuer free and clear of all Liens and all material claims or charges of any kind, and is validly issued, fully paid and nonassessable. Each Subsidiary of Issuer: (i) is duly organized and validly existing under the Laws of its jurisdiction of incorporation; (ii) has full power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business, in good standing (where such concept applies), in every jurisdiction in which ownership of property or the conduct of its business requires such qualification. Other than as set forth in the Disclosure Schedule, Issuer does not own, directly or indirectly, any Capital Stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business other than publicly traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity.

Section 3.8 Financial Statements. Issuer has delivered to Subscriber true and complete copies of the Financial Statements. The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of Issuer and its Subsidiaries, fully comply with applicable accounting requirements, have been prepared in accordance with generally accepted accounting principles in Japan (“GAAP”), applied on a consistent basis during the periods involved (except as may be stated in the notes thereto), are true and correct in all respects and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Issuer and its Subsidiaries as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end audit adjustments which are not material either individually or in the aggregate). Except as disclosed in the Disclosure Schedule, since the Balance Sheet Date: (a) there has been no material change in the assets, liabilities or financial condition of Issuer from that reflected in the 2007 Issuer Balance Sheet except for changes in the ordinary course of business that in the aggregate have not been materially adverse; and (b) none of the business, prospects, financial condition, operations, properties or affairs of Issuer has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

Section 3.9 NETCARD, Inc. Issuer retains no interest in, and has no guaranty, repurchase, or other obligations, contingent liabilities or other liabilities of any nature, either matured or unmatured, with respect to (i) any loans sold by Issuer and its Affiliates in June 2004 to NETCARD, Inc. (formerly known as Orient Credit Co., Ltd.) and (ii) the purchase and sale agreement and other transaction documentation with respect thereto.

Section 3.10 Books and Records. The books of account, minute books, stock record books and other records of Issuer and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls for the past four (4) years. The minute books of Issuer contain accurate and complete records of all meetings of, and corporate action taken by, the shareholders, the board of directors, statutory auditors and corporate officers (shikko yakuin), and no meeting of any of such shareholders, the board of directors, statutory auditors or corporate officers has been held for which minutes have not been prepared and are not contained in such minute books. True and complete copies of all such minute books and all stock record books of Issuer and its Subsidiaries for the past four (4) years have heretofore been delivered to Subscriber.

Section 3.11 Prepayment of Indebtedness. Except as set forth in the Disclosure Schedule, no Indebtedness of Issuer or any of its Subsidiaries in an aggregate principal amount in excess of five hundred million yen (¥500,000,000) contains any restriction upon (i) the incurrence of Indebtedness by Issuer or any of its Subsidiaries or (ii) the ability of Issuer or any of its Subsidiaries to grant any Lien on the properties or assets of Issuer or any of its Subsidiaries. The Disclosure Schedule sets forth the amount of principal outstanding as of November 30, 2007 under each instrument evidencing Indebtedness of Issuer or any of its Subsidiaries, if any, that will accelerate or become due or result in a right on the part of the holder of such Indebtedness (with or without due notice or lapse of time) to require prepayment, redemption or repurchase as a result of the execution of this Agreement or the Other Transaction Documents or the consummation of the Transactions.

Section 3.12 Absence of Certain Changes. Except as set forth in the Disclosure Schedule and except as contemplated in the Transaction Documents, since the Balance Sheet Date, each of Issuer and its Subsidiaries has carried on its business only in the ordinary course and there has not been, up to and including the Closing, any event or condition of any character that has materially affected the business, conditions, affairs, operations, properties or assets of Issuer and its Subsidiaries, including but not limited to:

(a) any declaration, setting aside or payment or other distribution in respect of any Capital Stock or other Equity Interests of Issuer or any of its Subsidiaries, or any direct or indirect repurchase, purchase or other acquisition of any of such stock or Equity Interests or other than pursuant to the Option Plans;

(b) any cancellation or waiver by Issuer or any of its Subsidiaries of a valuable claim or right or of a material debt owed to it;

(c) any change or amendment to any Material Agreement or arrangement by which Issuer or any of its Subsidiaries or any of their respective assets or properties are bound or subject;

(d) any allowance or permission granted for the property or assets (real, personal or mixed, tangible or intangible) of Issuer or its Subsidiaries to be subjected to any Lien, except for Liens for current taxes not yet due or in connection with asset backed financing purposes in the ordinary course of business and consistent with past practice;

(e) any sale, transfer or other disposal of any of Issuer’s or its Subsidiaries’ properties or assets (real, personal or mixed, tangible or intangible), except Permitted Liens or Liens created in connection with asset backed financing purposes or otherwise in the ordinary course of business and consistent with past practice;

(f) any disposal of or lapse of any rights to the use of any material Intellectual Property, or any disposal of or disclosure to any Person, other than representatives of Subscriber, of any trade secret, formula, process, know-how or other Intellectual Property not theretofore a matter of public knowledge except pursuant to Licenses;

(g) any change in any method of accounting or accounting practice except as otherwise required by Law or GAAP;

(h) any material change in any compensation arrangement or agreement with any officer or employee of Issuer or any of its Subsidiaries;

(i) any payment, loan or advance to, or sale, transfer or lease of any of Issuer’s or its Subsidiaries’ properties or assets (real, personal or mixed, tangible or intangible) to, or any agreement or arrangement with, any of the officers or directors or any Affiliate of any of the officers or directors of Issuer or any of its Subsidiaries, except for directors’ fees and compensation to officers at rates not exceeding the rates of such fees and compensation paid during the year ended March 31, 2007;

(j) any other event or condition of any character that could reasonably be expected to result in a Material Adverse Effect;

(k) any Contract to take any action described in this Section 3.12; or

(l) any downgrade, placement on “watchlist”, or withdrawal of rating (in each case, whether actual, announced or threatened) with respect to the debt, securities, or other instruments of Issuer or any of its Subsidiaries by any rating agency.

Section 3.13 Litigation. Except as set forth in the Disclosure Schedule, there is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Authority pending or threatened, or any basis therefor known to Issuer, that (a) questions (i) the validity of this Agreement or any of the Other Transaction Documents, (ii) the right of Issuer to enter into this Agreement or any of the Other Transaction Documents to which it is a party or the right of any Subsidiary to enter into any of the Other Transaction Documents, or (iii) the ability of Issuer to comply with or perform its obligations under this Agreement or the Other Transaction Documents to which it is a party, or (b) would result, either individually or in the aggregate, in a Material Adverse Effect on Issuer or any of its Subsidiaries or in any change in the current equity ownership of Issuer or any of its Subsidiaries. There is no such judgment, decree or order of any court or other Governmental Authority in effect against Issuer or any of its Subsidiaries.

Section 3.14 Title to Properties; Encumbrances. Except for property sold since the Balance Sheet Date in the ordinary course of business and consistent with past practice, each of Issuer and its Subsidiaries has good, valid and marketable title to all the properties and assets that it purports to own (tangible and intangible) free and clear of all Liens except for Permitted Liens, including all the properties and assets reflected in the 2007 Issuer Balance Sheet and all such properties and assets purchased by Issuer or any of its Subsidiaries since the Balance Sheet Date. The rights, properties and other assets presently owned, leased or licensed by Issuer or any of its Subsidiaries and described elsewhere in this Agreement include all such rights, properties and other assets necessary to permit Issuer and its Subsidiaries to conduct their respective businesses in all material respects in the same manner as such businesses have been conducted prior to the date hereof. A copy of the development plan and budget (the “Development Plan”) for Issuer’s NIS Stella Hills Kawanishi Project, a real estate development project, has been provided to Subscriber, and the expenditures of Issuer and its Affiliates budgeted therein are, to the knowledge of Issuer, sufficient to fully complete the Development in the size and scope and to the specifications set forth therein.

Section 3.15 Real Property.

(a) The Disclosure Schedule sets forth a complete list and the location of all Real Property. There are no proceedings, claims, disputes or conditions affecting any Real Property that might curtail or interfere with the use of such property. Neither the whole nor any portion of the Real Property nor any other assets of Issuer or any of its Subsidiaries is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor nor, to the knowledge of Issuer, has any such condemnation, expropriation or taking been proposed.

(b) Each of Issuer and each of its Subsidiaries has all approvals, permits and licenses (including any and all environmental permits) necessary to own or operate the Real Property as currently owned and operated, and no such approvals, permits or licenses will be required, as a result of the Transactions.

Section 3.16 Leases. The Disclosure Schedule contains an accurate list of each Lease other than Leases used solely for employees or Leases whose lessor is the Issuer or any of its Subsidiaries. Each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. There are no material existing defaults by Issuer or any of its Subsidiaries under any of the Leases. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default by Issuer or its Subsidiaries under any Lease.

Section 3.17 Issuer Intellectual Property. Either Issuer or its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all material Intellectual Property of Issuer (“Issuer Intellectual Property”), and the consummation of this Agreement and the Other Transaction Documents will not alter or impair such ability in any respect. To the knowledge of Issuer, there are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to Issuer Intellectual Property. To the knowledge of Issuer, the conduct of the business of Issuer and its Subsidiaries does not infringe any Intellectual Property rights or any other proprietary right of any Person, and neither Issuer nor any of its Subsidiaries has received any written notice from any other Person pertaining to or challenging the right of Issuer or any of its Subsidiaries to use any Issuer Intellectual Property. Neither Issuer nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with Issuer Intellectual Property which is still pending.

Section 3.18 Taxes. Except as set forth in the Disclosure Schedule, all national, federal, state, local and foreign Tax returns required to be filed by Issuer or any of its Subsidiaries have been filed, or if not yet filed have been granted extensions of the filing dates which extensions have not expired, and all Taxes, assessments, fees and other governmental charges upon Issuer or any of its Subsidiaries, or upon any of their properties, income or franchises, shown in such returns and on assessments received by Issuer or any of its Subsidiaries to be due and payable have been paid, or adequate reserves therefor have been set up and have been disclosed in the Financial Statements. No such Taxes are being contested. All such Tax returns are correct and complete and accurately reflect all liability for Taxes for the periods covered thereby.

Section 3.19 Material Agreements.

(a) True copies of all written Material Agreements and summaries of all oral Material Agreements, including all amendments and supplements thereto, have been delivered to Subscriber. Each Material Agreement is valid and in full force and effect.

(b) Issuer and each of its Subsidiaries have duly performed its obligations under each Material Agreement. No breach of or default under any Material Agreement by Issuer or any of its Subsidiaries, and no event which would (with the passage of time, the giving of notice or otherwise) cause or give rise to such a breach or default by Issuer or any of its Subsidiaries, has occurred or will occur as a result of the execution or performance of this Agreement and the Other Transaction Documents.

(c) To Issuer’s knowledge, no breach of or default under any Material Agreement by any party to such Material Agreement other than Issuer or any of its Subsidiaries, and no event which would (with the passage of time, the giving of notice or otherwise) cause or give rise to such a breach or default by any such Person, has occurred or will occur as a result of the execution or performance of this Agreement and the Other Transaction Documents.

Section 3.20 Acquisitions. Except as set forth in the Disclosure Schedule, since October 31, 2007, none of Issuer or any of its Subsidiaries has engaged in any discussion with any Person regarding (a) the consolidation, merger, demerger, share exchange (kabushiki kokan) or share transfer (kabushiki iten) of Issuer or any of its Subsidiaries with or into any such Person, (b) the sale, conveyance or disposition of all or substantially all of the assets or the shares, stock acquisition rights (shinkabu yoyakuken), or bonds with stock acquisition right (shinkabu yoyakuken tsuki shasai) of Issuer or any of its Subsidiaries or a transaction or series of related transactions in which more than 5% of the voting power of Issuer or any of its Subsidiaries is disposed of, or (c) regarding any other form of acquisition, restructuring, liquidation, dissolution or winding up of Issuer or any of its Subsidiaries.

Section 3.21 Potential Conflicts of Interest. Except as set forth in the Disclosure Schedule, none of the Management Group nor any officer or director of Issuer or any of its Subsidiaries owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any Person (other than the Issuer or any of its Subsidiaries) that is, a competitor, lessor, lessee, customer or supplier of Issuer or which conducts a business similar to any business conducted by Issuer and its Subsidiaries. No officer or director of Issuer or any of its Subsidiaries (a) owns or holds, directly or indirectly, in whole or in part, any Issuer Intellectual Property, (b) has any claim, charge, action or cause of action against Issuer or any of its Subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) has made, on behalf of Issuer or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any shareholder of Issuer, officer or director of Issuer or any of its Subsidiaries (or, to the knowledge of Issuer, a relative of any of the foregoing) is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity) or (d) owes any money to Issuer or any of its Subsidiaries or (e) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Issuer or any of its Subsidiaries.

Section 3.22 Propriety of Past Payments; FCPA. For the past five (5) years, (a) no unrecorded fund or asset of Issuer or any of its Subsidiaries has been established for any purpose, (b) no accumulation or use of corporate funds of Issuer or any of its Subsidiaries has been made without being properly accounted for in the books and records of Issuer or such Subsidiary, (c) no payment has been made by or on behalf of Issuer or any of its Subsidiaries with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment and (d) none of Issuer, any of its Subsidiaries, any director, officer, employee or agent of Issuer or any of its Subsidiaries or any other Person associated with or acting for or on behalf of Issuer or any of its Subsidiaries has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for any shareholder of Issuer, Issuer, any of its Subsidiaries or any Affiliate of Issuer in securing business, (ii) to pay for favorable treatment for business secured for any shareholder of Issuer, Issuer, any of its Subsidiaries or any Affiliate of Issuer, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any shareholder of Issuer, Issuer, any of its Subsidiaries or any Affiliate of Issuer or (iv) otherwise for the benefit of any shareholder of Issuer, Issuer, any of its Subsidiaries or any Affiliate of Issuer in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to Real Property). Neither Issuer nor any director, officer, agent, employee or other Person acting on behalf of Issuer has violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or unlawful payment to any foreign or domestic government or political party official, employee, appointee or candidate.

Section 3.23 Permits. Except as set forth in the Disclosure Schedule, Issuer and each of its Subsidiaries has all franchises, approvals, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could result in a Material Adverse Effect, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted; none of Issuer nor any of its Subsidiaries is in default in any material respect under any of such franchises, approvals, permits, licenses or other similar authority; and since March 31, 2002, none of Issuer nor any of its Subsidiaries has received any advice, recommendations or opinions that it is required to make any registration or file any application or notice with a Governmental Authority, or obtain any franchise, approval, permit, license or similar authority from a Governmental Authority, in connection with the business of Issuer or any of its Subsidiaries which Issuer or any of its Subsidiaries has not made, filed or obtained.

Section 3.24 Compliance with Law. Except as set forth in the Disclosure Schedule, since March 31, 2002, Issuer and its Subsidiaries have complied in a timely manner and in all material respects with applicable Law, including without limitation the Money Lending Law (kashikingyo tou no kisei nikansuru houritsu), Investment Deposit and Interest Rate Law (shushi no ukeire, azukarikin oyobi kinnri tou no torishimari ni kannsuru houritsu) and all other laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all national, foreign, state and local governments and agencies thereof that affect the business, properties or assets of Issuer or any of its Subsidiaries, and no notice, charge, claim, action or assertion has been received by Issuer or any of its Subsidiaries or has been filed, commenced or, to Issuer’s knowledge, threatened against Issuer or any of its Subsidiaries alleging any violation of any of the foregoing.

Section 3.25 Insurance. Issuer and each of its Subsidiaries has in effect insurance coverage at levels which are customary for similarly situated companies participating in the respective industries of Issuer and of its Subsidiaries. There are no pending or, to Issuer’s knowledge, threatened, claims against Issuer or any of its Subsidiaries for personal injuries or property damages, nor is there any basis therefor.

Section 3.26 Employee Compensation and Benefit Plans.

(a) Issuer has previously provided to Subscriber copies of all currently effective rules of employment (shugyou kisoku) (with respect to ChinaSub, similar rules thereto) and other material labor related internal rules, as well as all employment contracts of officers and directors, form employee contracts, deferred compensation agreements, bonus plans, incentive plans, profit sharing plans, retirement agreements or other employee compensation agreements of Issuer and each of its Subsidiaries, if any (each, a “Plan”), and disclosed the existence of such Plans in the Disclosure Schedule.

(b) None of the Plans so provided and disclosed on the Disclosure Schedule are subject to the U.S. Employee Retirement Income Security Act of 1974, as amended.

(c) Except as set forth in the Disclosure Schedule, each Plan has been maintained in substantial compliance with its terms and with the requirements of Law, including any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with all relevant Governmental Authorities. All contributions required to be made with respect to a Plan have been timely made. Neither Issuer nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Plan, determined as at March 31, 2007 on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Plan allocable to such benefit liabilities at such date.

Section 3.27 Brokers and Finders. Except as set forth in the Disclosure Schedule, Issuer has not retained any investment banker, broker, finder or any other third party in connection with the Transactions.

Section 3.28 Environmental and Safety Laws. Except as set forth in the Disclosure Schedule, and except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(a) Each of Issuer and its Subsidiaries is in full compliance with all Environmental Laws. Such compliance includes, but is not limited to, the possession by Issuer and each of its Subsidiaries of all permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof.

(b) No investigations, proceedings or litigation alleging any failure to comply with any Environmental Law is pending or threatened against Issuer or any of its Subsidiaries. Neither Issuer nor any of its Subsidiaries has received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Issuer or any of its Subsidiaries is not in full compliance with any Environmental Laws, and there are no circumstances that may prevent or interfere with such full compliance in the future.

(c) There is no Environmental Claim by any Person that is pending or, to the knowledge of Issuer, threatened against Issuer or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim Issuer or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(d) Except as set forth in the Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Substances, that could form the basis of any Environmental Claim against Issuer or any of its Subsidiaries or, to the knowledge of Issuer, against any Person whose liability for any Environmental Claim Issuer or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

Section 3.29 Labor Agreements and Actions.  Except as set forth in the Disclosure Schedule, none of Issuer or any of its Subsidiaries is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Issuer, has sought to represent any of the employees, representatives or agents of Issuer or any of its Subsidiaries. There is no strike or other labor dispute involving Issuer or any of its Subsidiaries pending, or to the knowledge of Issuer threatened, which could have a Material Adverse Effect on the assets, properties, financial condition, operating results or business of Issuer and its Subsidiaries (as such business is presently conducted and as it is proposed to be conducted), nor is Issuer aware of any labor organization activity involving the employees of Issuer or any of its Subsidiaries. Issuer is not aware that any officer or key employee of Issuer or any of its Subsidiaries, or that any group of key employees of Issuer or any of its Subsidiaries, intends to terminate their employment with Issuer or any of its Subsidiaries, nor does Issuer or any of its Subsidiaries have a present intention to terminate the employment of any of the foregoing.

Section 3.30 Employment Matters. Except as set forth in the Disclosure Schedule, Issuer is currently in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, overtime, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Issuer or any of its Subsidiaries and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no material claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of Issuer, threatened before any Governmental Authority with respect to any persons currently or formerly employed by Issuer or any of its Subsidiaries. There is no charge or proceeding with respect to a material violation of any occupational safety or health standards that has been asserted or is now pending or, to Issuer’s knowledge, threatened with respect to Issuer and its Subsidiaries. There is no material charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to Issuer’s knowledge, threatened against Issuer or any of its Subsidiaries before any other Governmental Authority.

Section 3.31 Solvency. Immediately after the consummation of the Transactions and immediately following the receipt of proceeds under this Agreement and the Other Transaction Documents, as applicable, (a) the fair value of the assets of Issuer and its Subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of Issuer and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their collective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) Issuer and its Subsidiaries taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) Issuer and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 3.32 Disclosure.

(a) No information provided in writing to Subscriber or any of its representatives by or on behalf of Issuer contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

(b) Issuer, Nissin Servicer Co., Ltd. and APREK Co., Ltd have, since March 31, 2004, filed on a timely basis with the Tokyo Stock Exchange, New York Stock Exchange, the United States Securities and Exchange Commission or other relevant Governmental Authority, all forms, reports, schedules, registration statements, definitive proxy or information statements and other documents required to be filed (each, a “Securities Report”). As of their respective dates, each Securities Report (i) complied or complies in all material respects with the requirements (including Governmental Approvals) of applicable Law that are or were applicable to such Securities Report; and (ii) when filed did not contain, and does not now contain, any untrue statement of a material fact and did not and does not omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.33 Securities Laws. None of Issuer, its Subsidiaries and Affiliates, nor any Person acting on behalf of any of the foregoing has, with respect to the Shares, directly or through any agent, engaged in any (a) solicitation or general advertising within the meaning of Rule 502(c) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other conduct involving a public offering within the meaning of Section 4(2) of the Securities Act, (b) directed selling efforts (as defined in Rule 902(c) under the Securities Act). The Securities are registered with and listed under the Tokyo Stock Exchange and are covered by a valid securities report (yukashoken houkokusho).  Issuer has duly filed securities registration statement (yukashoken todokedesho), with respect to the Securities, with Kanto Local Finance Bureau pursuant to the relevant provisions under the Financial Instrument Exchange Law.

Section 3.34 Associations. Issuer and its Subsidiaries do not knowingly conduct, and have never knowingly conducted within the past three (3) years, either directly or indirectly, business with any Person that is, or that is controlled by any entity, individual, or group which is engaged in or promotes (or is likely to promote) criminal or anti-social activities. For purposes of this Section 3.34, the term “control” and its corollaries means having the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise.

Section 3.35 Securitization Transactions. The Disclosure Schedule contains a list of all outstanding transactions issued by a Securitization Issuer (as defined below) under which Issuer or any of its Subsidiaries have sold or pledged loans in a securitization in which securities backed by such loans were sold in a public offering or private placement under applicable securities Laws (each, a “Securitization Transaction”). Issuer and any of its Subsidiaries acting as a servicer in any Securitization Transaction, and each Securitization Issuer, is in compliance in all material respects with all Contracts to which it is bound under such Securitization Transaction (collectively, the “Securitization Instruments”), and has performed in all material respects all of its respective obligations thereto. Issuer has disclosed to Subscriber true and complete copies of all Securitization Instruments to which Issuer or any of its Subsidiaries is a party as of the date hereof. Since the Balance Sheet Date, there has been no downgrade, placement on “watchlist”, or withdrawal of rating (in each case, whether actual, announced or contemplated) of any Securitization Instrument by any rating agency. “Securitization Issuer” shall mean the issuer or depositor in any Securitization Transaction, to the extent that such issuer or depositor is Issuer or one of its Subsidiaries or Subsidiaries.

Section 3.36 No Subprime Exposure. To the Issuer’s knowledge, Issuer and its Subsidiaries do not have any interest, whether direct, indirect, or otherwise, in collateralized debt obligations, asset-backed securities, mortgage-backed securities, or other Indebtedness consisting of, directly or indirectly, interests in U.S. home mortgage loans.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER

Subscriber represents as follows:

Section 4.1 Authorization. Subscriber has the full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the subscription of the Securities contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the subscription of the Securities contemplated hereby, have been duly authorized by all requisite action of Subscriber. This Agreement has been duly executed and delivered by Subscriber and constitutes the legal, valid and binding obligation of Subscriber, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights or rules of law governing specific performance, injunctive relief or other equitable remedies.

Section 4.2 Corporate Status. Subscriber is a corporation, partnership, limited liability partnership or limited liability company duly organized, validly existing and, where applicable, in good standing, under the Laws of its jurisdiction of organization and has full power and authority to conduct its business and to own or lease and to operate its properties as and in the place where such business is conducted and such properties are owned, leased or operated.

Section 4.3 Consents. All Governmental Approvals or other Consents required to be obtained by Subscriber in connection with the execution and delivery of this Agreement and the consummation of its subscription of the Securities contemplated hereby have been obtained.

Section 4.4 Securities Laws.

(a) Subscriber understands that the offer and sale of the Securities have not been registered under the Securities Act, or the securities laws of any other jurisdiction other than Japan and the Securities may not be transferred, sold or otherwise disposed of except while a registration statement covering such Securities is in effect or pursuant to an available exemption from registration under applicable securities Laws, or otherwise in a manner that would result in a violation of Law, including the U.S. Investment Company Act of 1940; provided that, the Shares are freely tradable on stock exchanges in Japan on which the Issuer’s common stock is listed.

(b) Subscriber is acquiring the Securities for the purpose of investment and not with a view to the distribution thereof, and it has no present intention of selling, negotiating or otherwise disposing of the Securities; it being understood, however, that the disposition of the Securities shall at all times be and remain within its control.

(c) Subscriber is either (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act or (b) a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act, and in either case, it can bear the economic risk of its investment and has such knowledge and experience in financial and business matters as necessary in order to evaluate the merits and risks of an investment in the Securities.

(d) Subscriber is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

SECTION 5. COVENANTS

Section 5.1 Interim Operations of Issuer. Issuer covenants and agrees that, after the date hereof and prior to the Closing Date, except (i) as expressly provided in this Agreement and the Other Transaction Documents, (ii) as set forth in the Disclosure Schedule on the date hereof, or (iii) as may be agreed in writing by Subscriber:

(a) the business of Issuer and its Subsidiaries shall be conducted in the same manner as heretofore conducted and only in the ordinary course, and Issuer and its Subsidiaries shall preserve the business organization of Issuer and its Subsidiaries intact, use their best efforts to keep available the services of the current officers and employees of Issuer and its Subsidiaries and maintain the existing relations with, customers, creditors, business partners and others having business dealings with Issuer or its Subsidiaries, to the end that the goodwill and ongoing business of Issuer and its Subsidiaries shall be unimpaired at the Closing Date. ;

(b) neither Issuer nor any of its Subsidiaries shall: (i) amend its Organizational Documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its Capital Stock, any indebtedness entitled to vote, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its Capital Stock or any indebtedness entitled to vote, other than pursuant to the Option Plans, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its Capital Stock; (iv) split, combine or reclassify any shares of any class or series of its Capital Stock; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its Capital Stock, or any instrument or security which consists of or includes a right to acquire such shares, other than pursuant to the Option Plans;

(c) neither Issuer nor any of its Subsidiaries shall modify, amend or terminate any of its Material Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

(d) except connection with asset backed financings, neither Issuer nor any of its Subsidiaries shall lease, license, mortgage, pledge or encumber any assets other than in the ordinary and usual course of business and consistent with the past practice, or transfer, sell or dispose of any assets other than in the ordinary and usual course of business and consistent with past practice;

(e) neither Issuer nor any of its Subsidiaries shall, unless otherwise required by Law or currently existing contract (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of any amount relating to unused vacation days, (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, or (iii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(f) neither Issuer nor any of its Subsidiaries shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated, except policies providing coverage for losses not in excess of five hundred million yen (¥500,000,000) which are replaced without diminution of or gaps in coverage;

(g) neither Issuer nor any of its Subsidiaries shall enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business and consistent with past practice;

(h) neither Issuer nor any of its Subsidiaries shall pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements or incurred since the Balance Sheet Date in the ordinary course of business;

(i) neither Issuer nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Issuer or any of its Subsidiaries;

(j) neither Issuer nor any of its Subsidiaries shall, unless required by GAAP or applicable Laws, (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any election relating to Taxes, change any election relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(k) neither Issuer nor any of its Subsidiaries shall take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Section 6 not being satisfied, or would make any representation or warranty of Issuer contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of Issuer or Subscriber to consummate the Closing in accordance with the terms hereof or materially delay such consummation;

(l) except in the ordinary course of business and consistent with past practice, neither Issuer nor any of its Subsidiaries shall commence or settle any litigation, arbitration or any other proceedings other than those concerning the aggregate amount of refunds of excess interest repayments in cash and loan principal charged-off by excess interest repayments; and

(m) neither Issuer nor any of its Subsidiaries shall enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

Section 5.2 Access; Confidentiality.

(a) Between the date of this Agreement and the Closing, Issuer shall (i) afford Subscriber and its authorized representatives reasonable access to all books, records, offices and other facilities of Issuer and each of its Subsidiaries, (ii) permit Subscriber to make such inspections and to make copies of such books and records as it may reasonably require and (iii) furnish Subscriber with such financial and operating data and other information as it may from time to time reasonably request. Subscriber and its authorized representatives shall conduct all such inspections in a manner that will minimize disruptions to the business and operations of Issuer and its Subsidiaries.

(b) Subject to Section 5.7, the Parties will keep the terms of this Agreement and the Other Transaction Documents confidential, except with the prior written consent of the other Party and except to the extent that enforcement of its terms or applicable law or the rules of or listing agreement with any applicable stock exchange requires public disclosure; provided, however, that nothing in this Agreement shall restrict the ability of Subscriber, its Affiliates (including limited partners thereof), and their respective directors, officers, employees, advisors, agents and representatives to use or disclose any such information to the extent they deem necessary in connection with marketing, investment and portfolio company management activities in the ordinary course of their business. Notwithstanding the foregoing, (i) the Parties may disclose this Agreement to each of their respective shareholders, directors, officers, employees, consultants, advisors, counsel, accountants, other professionals, agents and other representatives, (ii) each Party’s obligations under this Section 5.2(b) will not apply to any information or document that (A) becomes the subject of a subpoena or other legal process or otherwise is or becomes available to the public other than as a result of a disclosure in violation of this Agreement or other obligation of confidentiality under which such information may be held or (B) becomes available to the Party on a non-confidential basis from a source other than the other Party or its officers, directors, employees, representatives or agents, and (iii) except as may be required by applicable law, the Parties shall seek appropriate protective orders or confidential treatment for the schedules to this Agreement in connection with any filing with or disclosure to any Governmental Authority, or any disclosure pursuant to any subpoena or other legal process, provided, that in each case, the disclosing Party shall provide the non-disclosing Party prior written notice setting forth in reasonable detail the required disclosure. The Parties’ obligations under this Section 5.2(b) shall survive the termination of this Agreement.

Section 5.3 Shareholder Approval. Issuer will, as soon as practicable after the date hereof, take all action necessary to convene a meeting of holders of Issuer’s Common Stock to vote upon the items requiring shareholders resolutions in relation to the Transactions (the “Shareholders Meeting”). Issuer’s board of directors shall recommend adoption of items requiring shareholders resolutions in relation to the Transactions, except to the extent that Issuer’s board of directors determines in good faith (after consultation with outside legal counsel to Issuer) that to do so would be inconsistent with its fiduciary duties. In connection therewith, Issuer shall (i) prepare and file with the New York Stock Exchange a proxy statement (the “Proxy Statement”), (ii) mail to its shareholders the Proxy Statement in sufficient time prior to the Shareholders Meeting, and (iii) otherwise comply in all material respects with all Laws applicable to the Shareholders Meeting and proxy solicitation. Subscriber and Issuer will cooperate and consult with each other in the preparation of the Proxy Statement. The Proxy Statement shall disclose, in reasonable detail, the material terms and conditions of the Transactions, including the HoldCo Agreement. Issuer agrees to correct as soon as reasonably practicable any information provided by it for use in the Proxy Statement which shall have become false or misleading. If at any time prior to the Closing Date, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed by Issuer the New York Stock Exchange and disseminated by Issuer to the shareholders of Issuer.

Section 5.4 Efforts and Actions to Cause Closing to Occur.

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the other Transactions as promptly as practicable including, but not limited to, the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Authority. In addition, no Party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority or other Person required to be obtained prior to Closing. Issuer will notify the Lenders and will provide notice of any objections.

(b) Prior to the Closing, each Party shall promptly consult with the other Party hereto with respect to, provide any necessary information with respect to, and provide the other Party (or its counsel) with copies of, all filings made by such Party with any Governmental Authority or any other information supplied by such Party to a Governmental Authority in connection with this Agreement and the Transactions. Each Party hereto shall promptly inform the other Party of any communication received by such Party from any Governmental Authority regarding any of the Transactions. If either Party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to any of the Transactions, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of licenses or permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, Issuer shall use its best efforts to effect such transfers, amendments or modifications.

(c) Issuer shall, prior to the Closing, deliver notice letters, describing in reasonable detail the Transactions, to each lender of Issuer and its Subsidiaries. Issuer shall use commercially reasonable efforts to obtain, prior to the Closing (i) the unconditional consent to the Closing and the other Transactions of each lender to whom Issuer or any of its Subsidiaries owes in excess of two hundred million yen (¥200,000,000) as of the Closing Date (except in the case of any loan between or among Issuer and one or more of its Subsidiaries), (ii) the unconditional consent to the Closing and the other Transactions of each Person holding a mortgage or Lien on real property or personal property, owned or leased by Issuer or any wholly-owned Subsidiary, pursuant to which any Consent to the Closing and other Transactions is required; and (iii) the unconditional Consent to the Closing and the other Transactions of each other Party to each Material Agreement with Issuer or any of its Subsidiaries pursuant to which any consent to the Closing and other Transactions is required. All such Consents shall be in writing and executed counterparts thereof shall be delivered to Subscriber at or prior to the Closing.

(d) Issuer shall, and shall cause each of its Subsidiaries to, take all action requested by Subscriber, including the preparation for delivery at the Closing of all notes, financing documents, mortgages, loan agreements, pledges, filing statements contemplated by applicable laws and officer’s certificates as Subscriber may request for the purpose of consummating Subscriber’s financing of the Transactions.

Section 5.5 Notification of Certain Matters.

(a) From time to time prior to the Closing, Issuer shall promptly supplement or amend the Disclosure Schedule with respect to any matter arising after the delivery thereof pursuant hereto that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. No supplement to or amendment of the Disclosure Schedule made after the execution hereof by Subscriber pursuant to this Section 5.5(a) or otherwise shall be deemed to cure any breach of any representation of or warranty made pursuant to this Agreement. As set forth in Section 3, no later than three (3) weeks following the date hereof, Issuer shall deliver to Subscriber an English translation of any portion of the Disclosure Schedule that is in the Japanese language. Issuer shall provide, no later than two (2) weeks prior to the Closing Date an updated Disclosure Schedule (the “Pre-Closing Disclosure Schedule Update”). Such Pre-Closing Disclosure Schedule update shall be deemed to cure any breach of any representation of or warranty made pursuant to this Agreement. Notwithstanding any other provision of this Agreement, if the Pre-Closing Disclosure Schedule includes matter(s) that could, individually or in the aggregate, materially and adversely affect Issuer and its Subsidiaries, as a whole, or the benefits to be obtained by Subscriber under this Agreement or any of the Other Transaction Documents (any of the foregoing, a “Material Pre-Closing Update”), Subscriber may elect at its sole option to immediately terminate this Agreement by notice to Subscriber and not proceed to the Closing.

(b) Subscriber and Issuer each shall give notice to the other Party promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Section 6 to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of Subscriber or Issuer or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that (x) the delivery of any notice pursuant to this Section 5.5(b) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice and (y) such notice shall not be required from and after the time the Party to whom such notice is to be given has actual knowledge of the information required to be included in such notice. The omission of Subscriber to so notify Issuer of any of the foregoing shall not relieve Issuer from any liability that it may have to Subscriber unless, and only to the extent that, such omission results in Issuer being materially prejudiced thereby.

(c) Issuer shall deliver to Subscriber copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to the Taxes due from or with respect to Issuer or any of its Subsidiaries and (ii) any agreements entered into by Issuer or any of its Subsidiaries with any taxing authority, which come into the possession of Issuer after the date hereof.

Section 5.6 No Solicitation of Competing Transaction.

(a) Other than the Exempted Transaction, (i) neither Issuer nor any of its Subsidiaries or Affiliates shall (and Issuer shall cause the officers, directors, employees, representatives and agents of Issuer, each Subsidiary and each Affiliate, including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any Person or group (other than Subscriber or any of its Affiliates or representatives) concerning any Acquisition Proposal. None of Issuer nor any of its Subsidiaries shall enter into any agreement with respect to any Acquisition Proposal. Other than with respect to the Exempted Transaction, upon execution of this Agreement, Issuer shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and Issuer shall request (or if any of them has the contractual or other right to do so, demand) the return of all documents, analyses, financial statements, projections, descriptions and other data previously furnished to others in connection therewith. Issuer shall immediately notify Subscriber of the existence of any proposal or inquiry received by Issuer, and Issuer shall immediately communicate to Subscriber the terms of any proposal or inquiry which it may receive (and shall immediately provide copies of any written materials received by Issuer in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry.

(b) Issuer warrants and agrees that except to the extent that Issuer’s board of directors determines in good faith that to do so would be inconsistent with its fiduciary duties, neither Issuer’s board of directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Subscriber, the approval by such board of directors or any such committee of this Agreement, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) authorize Issuer to enter into any agreement with respect to any Acquisition Proposal.

Section 5.7 Publicity. The initial press release with respect to the execution of this Agreement shall consist of a joint press release acceptable to Subscriber and Issuer. Thereafter, until the Closing, or the date the Transactions are terminated or abandoned pursuant to Section 9, neither Issuer, Subscriber nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Other Transaction Documents without prior consultation with the other Party, except as may be required by law or by any rule of or listing agreement with any applicable stock exchange or trading market, in which case, such Party shall use reasonable efforts (subject to applicable law) to provide to the other Party a draft of such press release or public announcement at least 24 hours prior to its release. Notwithstanding the foregoing, nothing in this Agreement shall restrict the ability of Subscriber, its Affiliates (including limited partners thereof), and their respective directors, officers, employees, advisors, agents and representatives to use or disclose any such information to the extent they deem necessary in connection with marketing, investment and portfolio company management activities in the ordinary course of their business.

Section 5.8 Tax Information. Issuer agrees that so long as Subscriber or any of its Affiliates owns any Shares, Warrants or membership interests in HoldCo, Issuer shall provide to Subscriber any information requested by Subscriber necessary to complete any Tax return of Subscriber or its Affiliates.

SECTION 6. CLOSING CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each Party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) Absence of Litigation, Orders, Etc. There shall not be pending or threatened any action, suit, proceeding, governmental investigation or arbitration against or affecting any of Issuer or its Subsidiaries or the respective assets or property of any of such Persons which seeks to enjoin or restrain any of the transactions contemplated in this Agreement or any of the Other Transaction Documents. No order of any court, arbitrator or governmental body shall be in effect which purports to enjoin or restrain any of the transactions contemplated herein or which is reasonably likely to result in a Material Adverse Effect; and

(b) Approval. The unanimous approval of the Board of Directors of Issuer with regard to the Transactions shall have been obtained. The following approvals (such approvals, collectively, the “Shareholder Approval”) shall have been obtained: (i) affirmative vote of at least sixty-six and two thirds percent (66 2/3%) of Issuer’s Common Stock of the shareholders in attendance at the Shareholders Meeting, with a quorum of at least one third (1/3) of the voting rights of shareholders who have a right to vote at the Shareholders Meeting in relation to the issuance of the Shares and the issuance of the Warrants, (ii) the affirmative vote of more than fifty percent (50%) of voting rights of shareholders who attend at the Shareholders Meeting in relation to the conditional appointment of the TPG Directors, with a quorum of at least one third (1/3) of the voting rights of shareholders who have a right to vote at such shareholders meeting.

Section 6.2 Conditions to Obligations of Subscriber to Effect the Closing. Subscriber’s obligation to make payment of the Purchase Price on the Closing Date shall be subject to (i) the performance in all material respects by Issuer of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Securities and (ii) to the following further conditions precedent:

(a) Execution of Transaction Documents. On or prior to the Closing Date Subscriber shall have received counterparts of this Agreement and the Other Transaction Documents, duly executed and delivered to Subscriber by Issuer and the other parties thereto. The Other Transaction Documents shall be in full force and effect.

(b) Representations and Warranties. Each of the representations and warranties of Issuer made pursuant to this Agreement (as updated pursuant to the Pre-Closing Disclosure Schedule Update) which are qualified as to materiality shall be true and complete in all respects, and all other representations and warranties of Issuer made pursuant to this Agreement shall be true and complete in all material respects on and as of the Closing Date.

(c) Closing Certificates. Subscriber shall have received:

(i) a certificate dated as of the Closing Date, signed on behalf of Issuer by the chief executive officer of Issuer and the chief financial officer of Issuer, to the effect that (x) the representations and warranties of Issuer set forth in Section 3 hereof (as updated pursuant to the Pre-Closing Disclosure Schedule Update) which are qualified as to materiality are true and complete in all respects, and all other representations and warranties of Issuer set forth in Section 3 hereof are true and complete in all material respects on and as of the Closing Date and (y) Issuer has performed in all material respects all of its obligations hereunder which are to be performed contemporaneously with or prior to the Closing Date;

(ii) on or prior to the Closing Date, such documents and evidence with respect to Issuer and its Subsidiaries as Subscriber may reasonably request in order to establish the existence and, where applicable, good standing of Issuer and its Subsidiaries and the authorization of the transactions contemplated by this Agreement and the Other Transaction Documents, in form and substance reasonably satisfactory to Subscriber; and

(iii) such other documents as Subscriber may reasonably request.

(d) Legal Opinions. Subscriber shall have received opinions from special counsel for Issuer, dated as of the Closing Date, in form and substance satisfactory to Subscriber (including an opinion as to the validity of the Shares and the Warrants).

(e) Consents and Approvals. All necessary Governmental Approvals and other Consents required in order to consummate the transactions contemplated in this Agreement and the Other Transaction Documents shall have been obtained or made and shall be in full force and effect.

(f) Absence of Material Adverse Change, Etc. Since the date hereof, no change, event, development or circumstance shall have occurred that, individually or in the aggregate, has resulted, or could reasonably be expected to result, in a Material Adverse Effect, including any downgrade, placement on “watchlist”, or withdrawal of rating (in each case, whether actual, announced or contemplated) of any of the debt, securities, or other instruments of Issuer or any of its Affiliates by any rating agency.

(g) Fulfillment of Conditions Precedent under the HoldCo Agreement. On or prior to the Closing Date, the conditions enumerated under Section 6 of the HoldCo Agreement shall have been satisfied.

(h) Subscription Permitted by Applicable Laws; Legal Investment. The subscription of and payment for the Securities to be subscribed by Subscriber hereunder on the Closing Date shall be permitted by the Laws and regulations of the jurisdictions to which they are subject and Subscriber shall have received such certificates or other evidence as Subscriber may request to establish compliance with this condition.

(i) Financial Statements. Prior to the date hereof, Subscriber has received the draft consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of Issuer for the six months ended September 30, 2007. Prior to the Closing Date, Subscriber shall have received the reviewed consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of Issuer for the six months ended September 30, 2007, in form and substance not materially adversely different than the draft financial statements.

(j) Payment of Fees and Expenses. Subscriber shall have received from Issuer on or prior to the Closing Date the payment of all fees and expenses pursuant to Section 11.1.

(k) Disruption of Financial Markets. There shall not have occurred and be continuing on the Closing Date (i) any general suspension of trading in, or limitation on prices for, securities on the Tokyo Stock Exchange or the New York Stock Exchange (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in Japan, the People’s Republic of China, or the United States (whether or not mandatory), (iii) a war, armed hostilities or other international or national calamity directly or indirectly involving Japan or the People’s Republic of China or (iv) any limitation (whether or not mandatory) by any Japanese or foreign Governmental Authority on the extension of credit by banks or other financial institutions.

(l) Termination. None of the Transactions shall have been terminated or abandoned in accordance with the terms of this Agreement or the Other Transaction Documents.

(m) Continuing Funding. Subscriber shall be reasonably satisfied that the funding plan developed by the Issuer shall ensure liquidity of the Issuer and its Subsidiaries for the next twelve (12) months. Subscriber hereby covenants and agrees that at least one (1) week prior to the scheduled date of the Shareholders Meeting, Subscriber shall inform Issuer whether Subscriber is reasonably satisfied with such funding plan.

(n) Valuation Report. Subscriber shall have received a final valuation report from Akasaka International Accounting Office (Konin Kaikeishi Akasaka Kokusai Kyodo Jimusho).

(o) Securities Registration Statement. The securities registration statement (yukashoken todokedesho) of Issuer filed with the Kanto Local Finance Bureau  shall be valid and effective under the Financial Instrument Exchange Law.

Section 6.3 Waiver of Conditions. If on the Closing Date, Issuer fails to tender to Subscriber the Securities to be issued to Subscriber on such date or if any condition specified in Section 6.1 or 6.2 has not been fulfilled, Subscriber may thereupon elect to be relieved of all further obligations under this Agreement. If on the Closing Date, Subscriber fails to pay the Purchase Price pursuant to the terms and conditions herein, or if any condition specified in Section 6.1 has not been fulfilled, Issuer may thereupon elect to be released from all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in Section 6.2 have not been fulfilled, Subscriber may waive compliance by Issuer with any such condition to such extent as Subscriber may in its sole and absolute discretion determine. Nothing in this Section 6.3 shall operate to relieve Issuer or Subscriber of any of its obligations hereunder or to waive any of Subscriber’s of Issuer’s rights against Issuer or Subscriber, as applicable.

SECTION 7. DEFINITIONS; INTERPRETATION OF AGREEMENT

Section 7.1 Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

“2007 Issuer Balance Sheet” shall mean the reviewed interim consolidated balance sheet for Issuer and its Subsidiaries as of September 30, 2007.

“Acquisition Proposal” means any proposal or offer made by any Person other than Subscriber to acquire all or a substantial part of the business or properties of Issuer or any Subsidiary of Issuer or any Capital Stock of Issuer or any Subsidiary of Issuer, whether by merger, tender offer, exchange offer, sale of assets, issuance of new shares, or similar transactions involving Issuer or any Subsidiary of Issuer, or any division or operating or principal business unit of Issuer.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided, that with respect to ownership interests in Issuer and its Subsidiaries, a beneficial owner of twenty percent (20%) or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to possess control.

“Award” shall have the meaning set forth in Section 10.3.

“Balance Sheet Date” shall mean the date of the 2007 Issuer Balance Sheet.

“Bridge Loan Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Tokyo, Japan or New York are authorized or obligated by Law or executive order to close.

“Capital Stock” means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness that is not itself otherwise Capital Stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Common Stock” shall have the meaning set forth in Section 3.6.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

“Contract” means all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guaranties, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral.

“Copyrights” shall mean all Japanese, U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.

“Conditions” shall have the meaning set forth in Section 1.2.

“Development” shall have the meaning set forth in Section 3.14.

“Development Plan” shall have the meaning set forth in Section 3.14.

“Disclosure Schedule” shall mean the schedule attached hereto as Schedule I, together with all exhibits attached thereto, setting forth Issuer’s exceptions to, and disclosures in connection with, its representations and warranties hereof as described therein and pursuant thereto.

“Disputes” shall have the meaning set forth in Section 10.1.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (i) the presence, or release into the environment, of any Hazardous Substances at any location owned or operated by Issuer or any of its Subsidiaries, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” shall mean each national, regional, local, foreign, federal or state law and regulation relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Equity Interests” means equity interests, Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests or units (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests or units).

“Exempted Transaction” shall mean the transaction involving solely those Persons as described in the proviso of the second sentence of the “Exclusivity” section of the Memorandum of Understanding entered into by and among Issuer and TPG Capital, Ltd. on October 31, 2007.

“Exercise Price” shall have the meaning given in the Conditions.

“Financial Instruments and Exchange Law” means the Financial Instruments and Exchange Law of Japan (Law No 25 of 1948), as amended.

“Financial Statements” shall mean the audited or reviewed consolidated balance sheets of Issuer and its Subsidiaries as of March 31 and September 30 for each of 2005, 2006, and 2007, together with statements of income, shareholders’ equity and cash flows for the periods described therein, including any notes related thereto.

“Fully Diluted” means at any time, with respect to Common Stock and without duplication, (a) all shares of Common Stock then outstanding and (b) all shares of Common Stock issuable upon the exercise of all options, warrants, convertible securities, exchangeable securities and other outstanding rights to acquire Common Stock, with or without consideration, but only to the extent that the applicable Person is then entitled to exercise such rights to acquire Common Stock pursuant to the terms of such rights.

“GAAP” shall have the meaning set forth in Section 3.8.

“Governmental Approval” means any Consent of, with or to any Governmental Authority.

“Governmental Authority” means any nation or government, any state, prefecture, city, region or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization.

“Hazardous Substances” shall mean any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under applicable Environmental Laws.

“HoldCo” shall have the meaning set forth in the recitals to this Agreement.

“HoldCo Agreement” shall have the meaning set forth in the recitals to this Agreement.

“HoldCo Operating Agreement” shall mean the LLC Agreement, as defined in the HoldCo Agreement.

“ICC” shall have the meaning set forth in Section 10.1.

“ICC Rules” shall have the meaning set forth in Section 10.1.

“Indebtedness” shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases (including securitizations), (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any Lien on any property and (vi) all guaranty obligations.

“Intellectual Property” shall mean all of the following: Trademarks, Patents, Copyrights, Trade Secrets and Licenses.

“Issuer” shall have the meaning set forth in the preamble to this Agreement.

“Issuer Intellectual Property” shall have the meaning set forth in Section 3.17.

“Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws, codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Lease” shall mean each lease pursuant to which Issuer or any of its Subsidiaries leases, (i) as lessee, any real or personal property (excluding leases relating solely to personal property calling for rental or similar periodic payments not exceeding ten million yen (¥10,000,000) per annum).

“Lenders” shall have the meaning set forth in the recitals to this Agreement.

“Liabilities” shall have the meaning set forth in Section 8.1.

“Licenses” shall mean all licenses and agreements pursuant to which Issuer or any of its Subsidiaries has acquired rights in or to any Trademarks or Patents, Copyrights or Trade Secrets, or licenses and agreements pursuant to which Issuer or any of its Subsidiaries has licensed or transferred the right to use any of the foregoing.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including, but not limited to, such Liens as may arise under any Contract.

“Management Consulting Agreement” shall mean the Management Consulting Agreement, , by and between Issuer and TPG Capital, L.P., substantially in the form attached hereto as Attachment 2.

“Management Group” shall mean Kunihiko Sakioka, any relatives of Kunihiko Sakioka, and any respective Subsidiaries or Affiliates of the foregoing.

“Material Adverse Effect” shall mean any change or changes or effect or effects that, individually or in the aggregate, are or are likely to be materially adverse to (a) the assets, business, operations, income or condition (financial or otherwise) of Issuer and its Subsidiaries, taken as a whole, (b) the transactions contemplated by this Agreement and the Other Transaction Documents, (c) the ability of Issuer or any of its Subsidiaries to perform their respective obligations under this Agreement or any of the Other Transaction Documents to which they are a party or (d) any material impairment to the rights of or benefits or remedies available to the Subscriber under this Agreement.

“Material Agreements” shall mean all Contracts that are material to the business, operations or prospects of Issuer or any of its Subsidiaries (or which require the making of any charitable contribution), including (i) all Contracts obligating Issuer or any of its Subsidiaries to pay an amount of fifty million yen (¥50,000,000) or more; (ii) all Contracts expressly limiting or restricting the ability of Issuer or any of its Subsidiaries to compete or otherwise to conduct its business in any manner or place; (iii) all Contracts pursuant to which Issuer or any of its Subsidiaries has incurred or may incur monetary Indebtedness of fifty million yen (¥50,000,000) or more; (iv) all Contracts involving Intellectual Property of Issuer or any of its Subsidiaries; (v) all Leases; (vi) any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits; (vii) any Contract related to the acquisition of a business of or an ownership interest in any other Person; (viii) any Contract under which Issuer or any of its Subsidiaries guarantees the Indebtedness of any Person other than in the ordinary course of business and (ix) any Contract between or among Issuer, any of its Subsidiaries and any of their respective shareholders, officers, directors, employees, agents, consultants or other related persons.

“Material Pre-Closing Update” shall have the meaning set forth in Section 5.5.

“Option Plans” means, collectively, Issuer’s July 2004 Stock Option Plan, January 2005 Stock Option Plan, April 2005 Stock Option Plan, July 2005 Stock Option Plan and March 2006 Stock Option Plan.

“Organizational Documents” means, as to any Person, its certificate or articles of incorporation, by-laws, limited liability company operating agreement, memorandum and articles of association, and other organizational documents, as applicable.

“Other Transaction Documents” means, collectively, the Management Consulting Agreement, the Bridge Loan Agreement, the Pledge Agreements, the Purchase Agreement, the Warrants, the Shareholders Agreement, the HoldCo Agreement, the HoldCo Operating Agreement and the VCOC Letters.

“Parties” shall mean Subscriber and Issuer, each, a “Party.”

“Patents” means all issued Japanese, U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

“Permitted Liens” means:

(a) Liens (i) imposed by law for Taxes or other governmental charges that are not yet due or are being contested or (ii) created solely by operation of Law;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of the Issuer or any Subsidiary thereto;

(f) leases or subleases granted to other Persons and not interfering in any material respect with the business of the lessor or sublessor;

(g) Liens arising from precautionary Uniform Commercial Code filings or similar filings relating to operating leases;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection within the importation of goods;

(i) Liens on insurance proceeds securing the premium of financed insurance proceeds;

(j) Liens on cash collateral to secure letters of credit, bank guarantees and banker’s acceptances and swap agreements;

(k) licenses of Intellectual Property in the ordinary course of business;

(l) any interest or title of a lessor or sublessor under any lease of real property or personal property; and

(m) other Liens on assets securing Indebtedness for borrowed money or guarantees.

“Per Share Price” shall have the meaning set forth in Section 1.1.

“Person” or “person” means any corporation, individual, limited liability company, limited partnership, joint stock company, joint venture, partnership, limited liability company, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

“Plan” shall have the meaning set forth in Section 3.27.

“Pledge Agreements” shall have the meaning set forth in the Bridge Loan Agreement.

“Proxy Statement” shall have the meaning set forth in Section 5.3.

“Purchase Agreement” shall mean that certain Purchase Agreement, by and between Issuer and TPG Vision Upper I, Ltd., entered into as of the date hereof.

“Purchase Price” shall have the meaning set forth in Section 1.1.

“Real Property” shall mean all real property that is owned by Issuer or any of its Subsidiaries.

“Securities” shall mean collectively the Shares and the Warrants.

“Securities Act” shall have the meaning set forth in Section 3.34.

“Securities Report” shall have the meaning set forth in Section 3.33.

“Securitization Instruments” shall have the meaning set forth in Section 3.36.

“Securitization Issuer” shall have the meaning set forth in Section 3.36.

“Securitization Servicer” shall have the meaning set forth in Section 3.36.

“Securitization Transaction” shall have the meaning set forth in Section 3.36.

“Shareholder Approval” shall have the meaning set forth in Section 6.1.

“Shareholders Agreement” means the Shareholders Agreement, by and between Subscriber and/or its affiliates and certain members of the Management Group, to be entered into as of the Closing Date, in form and substance satisfactory to Subscriber.

“Shareholders Meeting” shall have the meaning set forth in Section 5.3.

“Shares” shall have the meaning set forth in Section 1.1.

“Specific Loss” shall have the meaning set forth in Section 8.5.

“Subscriber” shall have the meaning set forth in the preamble to this Agreement.

“Subsidiary,” with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, and (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of Issuer.

“Tax” means all national, federal, state, local or foreign taxes and other assessments and governmental charges of a similar nature (whether imposed directly or through withholdings), including any interest, penalties and additions to Tax applicable thereto.

“to Issuer’s knowledge” and like phrases shall mean the actual knowledge, and the knowledge obtainable in a reasonable investigation of the applicable matter, of any of the officers and directors of Issuer and its Subsidiaries.

“TPG Directors” shall mean those individuals designated by Subscriber as its nominees for appointment to the Board of Directors of Issuer in such numbers as provided for in the Shareholders Agreement and appointed as such at the Shareholders Meeting.

“Trademarks” means all Japanese, U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

“Trade Secrets” means information, including a formula, pattern, compilation, program device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transactions” shall mean all the transactions provided for or contemplated by this Agreement and the Other Transaction Documents, including, for the avoidance of doubt, appointment of the TPG Directors at the Shareholders Meeting on the condition that the Closing is successfully completed.

“Tribunal” shall have the meaning set forth in Section 10.2.

“VCOC Letters” means those letter agreements, by and between Issuer and Subscriber and/or any of its Affiliates, substantially in the form attached hereto as Attachment 3.

“Volume Weighted Average Price” means the sum of each sales price of the Common Stock of Issuer on the five (5) trading day period ending on the date immediately preceding the date of the Shareholders’ Meeting, each multiplied by the volume for such trading days, divided by the aggregate volume during such trading days.

“Voting Debt” means all indebtedness having general voting rights and debt convertible into securities having such rights.

“Warrants” shall have the meaning set forth in Section 1.2.

“Warrant Stock” shall have the meaning set forth in the Warrants.

Section 7.2 Interpretation.

(a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to either Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

SECTION 8. INDEMNIFICATION

Section 8.1

(a) General. In addition to all other sums due hereunder or provided for in this Agreement, Issuer agrees to indemnify and hold harmless Subscriber and its respective Affiliates and each of their respective officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants, advisors and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by Law from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between Issuer or any of its Subsidiaries and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities, losses, costs or diminution in value (collectively, “Liabilities”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement of Issuer in this Agreement or the Warrants, including, without limitation, (i) the failure to make payment when due of amounts owing pursuant to this Agreement or the Warrants, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or (ii) any legal, administrative or other actions (including, without limitation, actions brought by any holders of equity or Indebtedness of Issuer or any of its Subsidiaries or derivative actions brought by any Person claiming through or in Issuer’s or any of its Subsidiaries’ name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement or the Warrants, or any Indemnified Party’s role therein, provided, however, that Issuer shall not be liable under this Section 8.1 to a Subscriber Indemnified Party to the extent that it is finally judicially determined that such Liabilities resulted from the bad faith, willful misconduct or negligence of such Subscriber Indemnified Party, provided, further, that if and to the extent that such indemnification is unenforceable for any reason, Issuer shall make the maximum contribution to the payment and satisfaction of such Liabilities that shall be permissible under applicable Law. In connection with the obligation of Issuer to indemnify for expenses as set forth above, Issuer further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse, without duplication, each Indemnified Party for all such expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between Issuer or any of its Subsidiaries and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) as they are incurred by such Indemnified Party, provided, however, that if an Indemnified Party is reimbursed hereunder for any such expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted from the bad faith, willful misconduct or gross negligence of such Indemnified Party.

(b) Issuer shall not be required to indemnify the Indemnified Parties for any Liabilities unless and until the cumulative aggregate amount of Liabilities exceeds one percent (1%) of the Purchase Price (the “Threshold Amount”); provided, however, that the Indemnified Parties shall not have the right to indemnification for any individual Liability which is equal to or less than fifteen million yen (¥15,000,000), and individual Liabilities which are equal to or less than such amount shall not be counted for purposes of determining whether the aggregate amount of Liabilities exceeds the Threshold Amount.

Section 8.2 Taxes. Any payments made by Issuer to Subscriber pursuant to Issuer’s obligations pursuant to this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other Taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority. In the event any of the foregoing are imposed on any such payments, Issuer shall withhold or deduct the appropriate amount, remit such amount to the appropriate Governmental Authority and pay to Subscriber such additional amounts as will result in the receipt by Subscriber of amounts which would otherwise have been receivable in respect of any payments due hereunder but for such imposition.

Section 8.3 Procedure; Notification. Each Indemnified Party under this Section 8 will, promptly after the receipt of written notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from Issuer under this Section 8, notify Issuer in writing of the commencement thereof. The omission of any Indemnified Party to so notify Issuer of any such action shall not relieve Issuer from any liability that it may have to such Indemnified Party unless, and only to the extent that, such omission results in Issuer being materially prejudiced thereby. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify Issuer of the commencement thereof, Issuer shall be entitled to assume the defense thereof at its or their own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment, provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, such Indemnified Party shall have the right to employ separate counsel at Issuer’s expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between Issuer or such Subsidiary, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. Issuer agrees that it will not, without the prior written consent of Subscriber, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent (a) does not require the Indemnified Party to pay any amount or take, or refrain from taking, any action and (b) includes an unconditional release of such Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The rights accorded to the Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

Section 8.4 Effect of Investigation. The right to indemnification, payment of Liabilities or for other remedies based on any representation, warranty, covenant or obligation of Issuer contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligations of Subscriber to consummate the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Liabilities, or other remedy based on such representation, warranty, covenant or obligation.

Section 8.5 No Double Recovery. Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to payment under any provision of this Agreement for any amount to the extent such Indemnified Party has been paid for such amount pursuant to this Agreement, or any other agreement, contract or instrument executed in connection herewith.

Section 8.6 Tax Treatment. Issuer and Subscriber and their respective Affiliates agree to treat any payment made pursuant to this Agreement as an adjustment to Purchase Price for all U.S. Tax purposes unless otherwise required by law.

SECTION 9. TERMINATION

Section 9.1 Termination. This Agreement may be terminated, and the Transactions may be abandoned at any time before the Closing: (a) by mutual written agreement of Issuer and Subscriber; (b) if any of the conditions contained in Section 6 is not fulfilled or is not capable of being fulfilled on or prior to the Closing Date; (c) by Issuer or Subscriber, in the event of a material breach hereof by the non-terminating Party of any representation, warranty, covenant or undertaking of such non-terminating Party contained in this Agreement or the Other Transaction Documents or any other agreements and instruments required to be executed and delivered hereunder or thereunder, to the extent such breach is not cured within ten days after notice by the terminating Party; (d) by Issuer or Subscriber, if there shall be in effect any Law that prohibits the consummation of the Closing or the issuance of the Securities; (e) by Subscriber pursuant to Section 5.5(a), (f) by Subscriber, if the Shareholder Approval is not obtained at the Shareholders Meeting, and (f) by Subscriber, upon and after the one hundred and eightieth (180th) day following the date hereof.

Section 9.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Issuer or Subscriber (or Issuer’s or Subscriber’s respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 11.1 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 9.1(b) or (c), each Party hereto will remain liable to the other Party for any fraud or intentional breach of this Agreement by the Party existing at the time of such termination, if any, and the other Party may seek such remedies, including damages and fees of attorneys, against the other Party with respect to any such fraud or intentional breach as are provided in this Agreement or as are otherwise available at Law or in equity.

SECTION 10. ARBITRATION

Section 10.1 Dispute Resolution. Any disputes, claims or controversies arising out of or relating to this Agreement, whether in contract, tort, equity or otherwise and whether arising out of or relating to this Agreement or the meaning, interpretation, effect, validity, performance, termination or enforcement thereof (all of which are referred to as “Disputes”) shall be resolved through arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) then in effect (the “ICC Rules”).

Section 10.2 Appointment of Arbitrators. There shall be three arbitrators in the arbitral tribunal (the “Tribunal”). The Subscriber shall nominate one (1) arbitrator, and the Issuer shall nominate one (1) arbitrator, in accordance with the ICC Rules. The two Party-nominated arbitrators shall jointly nominate the third arbitrator, who shall serve as the Chair Person of the Tribunal, within thirty (30) days of the confirmation of the nomination of the second arbitrator in accordance with the ICC Rules. If any arbitrator has not been nominated within the time limits specified herein, then such arbitrator shall be appointed by the ICC in accordance with the ICC Rules.

Section 10.3 Language of the Arbitration. The arbitration proceedings shall be conducted in and any award rendered by the Tribunal (the “Award”) shall be rendered in the English language.

Section 10.4 Place of Arbitration. The place of arbitration shall be New York, New York. The procedural Law of the arbitration shall be the Law of New York applicable to international arbitration as the subject matter of this arbitration agreement relates to more than one country.

Section 10.5 Finality of Award.

(a) The Award shall be final and binding upon the Parties as from the date rendered, and shall be the sole and exclusive remedy between the Parties regarding any Disputes submitted to the Tribunal. Judgment upon any Award may be entered in any court having jurisdiction thereof.

(b) The Parties waive any rights of application or appeal to any court or tribunal of competent jurisdiction to the fullest extent permitted by Law in connection with any question of Law arising in the course of arbitration or with respect to any Award made except for actions to enforce this Agreement to arbitrate or an arbitral Award and except for actions seeking interim or other provisional relief to prevent irreparable harm or in aid of arbitration proceedings in any court of competent jurisdiction.

Section 10.6 Payment of the Award. Any monetary award shall be made and payable in Japanese yen, free of any tax, deduction or offset. Each Party against which the Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of the Award or such other date as the Award may provide. The Tribunal shall have the authority to award any remedy or relief proposed by a Party in accordance with the terms of this Agreement, including a declaratory judgment, specific performance of any obligation created under this Agreement or the issuance of an injunction.

Section 10.7 Confidentiality of Arbitration. Once any Dispute has been submitted to arbitration proceedings pursuant to this Section 10, such Dispute shall be resolved in a confidential manner. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by another Party in the arbitration proceedings or about the results of the proceeding except as may be required by a Governmental Authority or as required in a court action in aid of arbitration or for enforcement of this arbitration agreement or an arbitral Award.

SECTION 11. MISCELLANEOUS

Section 11.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the Party incurring such expenses; provided, that, Issuer shall pay to Subscriber an amount equal to any hedging fees (including fees associated with settlement or closing out thereof) incurred by Subscriber in connection with this Agreement and the Other Transaction Documents.

Section 11.2 Notices. All communications provided for hereunder shall be in writing and, if to Subscriber, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, and if to Issuer, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to Issuer at NIS Group Co., Ltd., Shinjuku L Tower, 25th Fl, 1-6 Nishi-Shinjuku, Shinjuku-ku, Tokyo, 163-1525, Facsimile: (81) 3 3348 3905, Attention: Mr. Kunihiko Sakioka or to such other address as Issuer may in writing designate to Subscriber.

Section 11.3 Assignment; Successors and Assigns. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void. Notwithstanding the foregoing and subject to applicable law, Subscriber shall have the right to assign any of its rights and/or obligations under this Agreement to any one or several of its Affiliates, in whole or in part. This Agreement shall be binding upon each of the Parties hereto and its successors and assigns and shall inure to the benefit of each of the Parties hereto and to the benefit of its successors and assigns.

Section 11.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the Other Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and are not intended to confer any rights or remedies upon any Person other than the Parties hereto and thereto.

Section 11.5 Amendments. This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by the Party against whom enforcement of the amendment, modification or waiver is sought.

Section 11.6 Survival of Covenants and Representations. Subject to this Section 11.6, all covenants, representations and warranties made herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Other Transaction Documents. Any representations and warranties of Issuer made herein and in any certificates delivered hereto shall survive the Closing and shall remain in full force and effect and shall apply with respect to claims asserted in writing within eighteen (18) months of the Closing Date; provided, that all such representations and warranties of the Parties shall remain in full force and effect and shall apply with respect to any fraud or intentional misstatement claim, and provided, further that the representations and warranties set forth in Sections 3.1, 3.2, 3.5, 3.6 and 3.28 shall survive the Closing and shall apply to claims asserted in writing at any time. This Section 11.6 shall not limit any covenant or agreement of the Parties that contemplates performance after the Closing.

Section 11.7 Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the Parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

Section 11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of New York.

Section 11.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Party.

[signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

ISSUER

NIS GROUP CO., LTD.

By:
Name:
Title:

SUBSCRIBER

TPG VISION UPPER I, LTD.

By:
Name:
Title:

Schedule I

Disclosure Schedule

[to come]

Attachment 1

Terms and Conditions of Warrant

Attachment 2

Management Consulting Agreement

Attachment 3

Form of VCOC Letter